Exhibit 10.15

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of June 1, 2007, between MOMENTIVE PERFORMANCE MATERIALS INC., a Delaware corporation (the “Company”) and JONATHAN RICH (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company effective as of June 8th, 2007 or such earlier or later date as the Company’s Chief Executive Officer as of the date noted above ceases to be in such position (but no later than July 8th, 2007) (such date, the “Effective Date”);

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.	Employment Period.

The initial term of the Executive’s employment will commence on the Effective Date, and end on the fifth anniversary of the Effective Date (the “Initial Employment Period”), unless terminated earlier pursuant to Section 3 of this Agreement; provided, however, that as of the expiration date of each of (i) the Initial Employment Period and (ii) if applicable, any Renewal Period (as defined below), the Employment Period will automatically be extended for a one-year period (each, a “Renewal Period”), unless either party gives at least ninety (90) days written notice prior to such expiration date of its intention not to renew the Employment Period (the Initial Employment Period and each subsequent Renewal Period shall constitute the “Employment Period”). A notice of nonrenewal by the Company shall be treated as termination without Cause as of the end of the then-applicable Employment Period. The Employment Period shall automatically end upon termination of the Executive’s employment for any reason. Upon the Executive’s termination of employment with the Company for any reason, he shall immediately resign all positions (including directorships) with the Company or any of its subsidiaries or affiliates.

Section 2.	Terms of Employment.

(a) Position. During the Employment Period, the Executive shall serve as the Chief Executive Officer of the Company and perform such duties and responsibilities customary to such position. The Executive shall report to the Board of Directors of the Company (the “Board”). The Executive shall also serve as a member of the Board and as a member of the Board of Directors of Momentive Performance Holdings Corp. (the “Parent” and such Board of Directors, the “Parent Board”). At the request of the Company, the Executive shall also serve as an officer of any of its subsidiaries or affiliates without additional compensation. In the event that the Parent becomes an entity whose common stock is publicly traded or an operating company, the Executive shall also be chief executive officer of Parent.

(b) Duties. During the Employment Period, the Executive agrees to devote substantially all of his business time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from (i) serving on civic or charitable boards or committees, (ii) delivering lectures or fulfilling speaking engagements and (iii) managing personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities hereunder. With the consent of the board, Executive may serve on the Board of for profit entities.

(c) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive an initial annual base salary in an amount equal to $650,000 (as may be increased from time to time, the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company (but no less infrequently than in equal monthly installments). The Base Salary will be reviewed by the Board or the Compensation Committee of the Board (the “Compensation Committee”) or its designee annually for increase (but not for decrease). The Base Salary, as then increased, will be the “Base Salary” for all purposes of this Employment Agreement.

(ii) Bonuses. During the Employment Period, the Company shall establish an annual bonus plan for each fiscal year of the Company (the “Plan”) pursuant to which the Executive will be eligible to receive a target annual bonus in an amount equal to 100 percent of the Annual Base Salary (the “Bonus”), which Bonus may be higher or lower than this percentage based on actual performance. With respect to the Company’s 2007 fiscal year, the Executive will be entitled to receive a Bonus on a pro-rated basis equal to the product of (x) the Bonus which otherwise would have been earned by Executive for the Company’s 2007 fiscal year absent pro-ration, times (y) a fraction, the numerator of which is the number of days in the Company’s 2007 fiscal year from and after the Effective Date, and the denominator of which is 365; provided that such Bonus shall in no event be less than 50 percent of the Base Salary earned by the Executive for the Company’s 2007 fiscal year. The Board or the Compensation Committee will administer the Plan and establish performance objectives for each year. The Executive’s Bonus will be determined based on the achievement of such performance objectives for the applicable year (the majority of which will be based on quantitative objectives, with a small portion to be based on qualitative objectives), provided that the Board and/or the Compensation Committee may provide discretionary bonuses to the Executive under the Plan. Unless the Executive is employed on the last day of the applicable performance period, the Executive will not be entitled to receive the Bonus upon the Company’s achievement of the specified performance objectives (subject to Section 4 of this Agreement). Except as provided for in Section 4 of this Agreement, the Bonus shall be paid on or prior to March 15 following the end of the applicable fiscal year provided that the Board or Compensation Committee finally determines (x) that the Company has achieved the applicable performance objectives and (y) the amount of Bonus that shall be paid to the Executive for the applicable Plan year.

(iii) Benefits. During the Employment Period, the Executive shall be entitled to participate in employee benefit plans generally made available to senior executives of the Company.

(iv) Expenses. During the Employment Period, the Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive in performance of his duties hereunder provided that the Executive provides all necessary documentation in accordance with Company policy. The Company, upon receipt of proper documentation, will reimburse the Executive for (i) all reasonable relocation expenses (including without limitation expenses of movers, storage companies, travel and lodging expenses to find new housing and other related moving expenses, including any costs associated with the Executive’s initial purchase of a primary residence after the Effective Date (e.g., broker’s commissions or taxes), but excluding any costs associated with the sale or rental of the Executive’s existing primary residence (e.g., broker’s commissions or taxes)) incurred in moving from the Executive’s current residence to Connecticut (and any subsequent move required of the Executive by the Company) and (ii) up to six months’ of reasonable rental housing and related expenses in Connecticut. Notwithstanding the foregoing, in the event that the Executive’s employment with the Company terminates prior to the six-month anniversary of the Effective Date due to a termination by the Company for Cause or by the Executive without Good Reason, the Executive shall repay the Company all relocation expenses previously reimbursed by the Company pursuant to this Section 2(c)(iv), and shall have no further entitlement to any reimbursements pursuant to this Section 2(c)(iv).

(v) Vacation and Holidays. During the Employment Period, the Executive shall be entitled to five weeks per annum of paid vacation.

(vi) Stock Options. The Executive and the Company acknowledge that the Parent has granted the Executive stock options (the “Executive Options”) to purchase 75,000 shares of common stock of the Parent (the “Common Stock”) at an exercise price of $100.00 per share pursuant to the terms and conditions set forth in the Momentive Performance Materials Holdings Inc. 2007 Long-Term Incentive Plan (the “Long-Term Incentive Plan”). The Executive Options shall be subject to the terms of the Long-Term Incentive Plan and the Executive’s Non-Qualified Stock Option Agreement (attached hereto as Exhibit A).

(vii) Investment. On the Effective Date, the Executive shall purchase 25,000 shares of common stock of the Parent, par value $0.01, at a price of $100.00 per share (the “Purchased Shares”). The Purchased Shares shall be subject to the terms of the Long-Term Incentive Plan and the Executive’s Subscription Agreement (attached hereto as Exhibit B).

(viii) Notwithstanding anything to the contrary herein, all of the Purchased Shares will be fully vested at the Effective Date and all Purchased Shares and, all Executive Options and Common Stock held by the Executive pursuant to the exercise of the Executive Options will be subject to the terms and conditions of the

Securityholders Agreement by and among the Parent, the Executive, and other signatories thereto (the “Securityholders Agreement”) (attached hereto as Exhibit C).

Section 3.	Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death. If the Executive becomes subject to a Disability during the Employment Period (pursuant to the definition of Disability set forth below), the Company may give the Executive written notice in accordance with Sections 3(e) and 10(h) of its intention to terminate the Executive’s employment. For purposes of this Agreement, “Disability” means (i) the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Executive is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident, disability or health plan covering employees of the Company. Whether the Executive has incurred a “Disability” shall be determined by a physician selected by the Company or its insurers, which physician is reasonably acceptable to the Executive (or the Executive’s legal representative).

(b) Cause. The Executive’s employment may be terminated at any time by the Company for Cause. For purposes of this Agreement, “Cause” shall mean (i) the Executive’s indictment, conviction or pleading of guilty or nolo contendere to a felony or a crime of moral turpitude; (ii) the Executive’s willful commission of a material act of dishonesty involving the Company or any of its affiliates or subsidiaries (collectively, the “Affiliated Entities” and each such entity, an “Affiliated Entity”); (iii) the Executive’s material breach of his obligations hereunder or any other agreement entered into between the Executive and the Company or any of the Affiliated Entities; (iv) the Executive’s willful failure to perform his material duties; (v) the Executive’s material breach of the Company’s policies or procedures; or (vi) any other willful misconduct by the Executive which causes material harm to the Company or any of the Affiliated Entities or their business reputations, including due to any adverse publicity. A termination will not be for “Cause” under (iii), (iv), (v) or (vi) above unless the Company shall have given the Executive 30 days’ prior written notice describing the alleged action(s) and then only if the Executive has not cured such actions (provided that, in the event such breach is not curable, no notice period shall be required).

(c) Termination Without Cause. The Company may terminate the Executive’s employment hereunder without Cause at any time upon thirty (30) days prior written notice.

(d) Good Reason. The Executive’s employment may be terminated at any time by the Executive for Good Reason or without Good Reason upon thirty (30) days prior written notice. For purposes of this Agreement, “Good Reason” means voluntary resignation after any of the following actions are taken by the Company or any of its Affiliated Entities without the Executive’s consent: (i) a reduction in the Executive’s Annual Base Salary or Bonus potential described in Section 2(c)(ii) of this Agreement (but not including any diminution relating to an across-the-board compensation reduction applying to senior management of the Company generally); (ii) a reduction or adverse change in the Executive’s title, duties, responsibilities or reporting relationship to the Board (provided, however, that the Company’s appointment and/or election of a non-executive Chairman shall not constitute Good Reason), which for these purposes shall not include the failure to maintain the Executive as an officer of the Parent or a member of the Parent Board in the event that (x) the Company or any successor to the Company ceases to be owned by the Parent or any successor to the Parent or (y) the Parent or any successor to the Parent ceases to exist whether by merger or otherwise, provided that the Executive remains the chief executive officer of the most senior operating company and any parent publicly-traded company and reports directly to the Board; or (iii) any other material breach by the Company of this Agreement. A termination will not be for “Good Reason” under this Section 3(d) unless the Executive shall have given the Company thirty (30) days’ prior written notice describing the alleged action(s) and then only if the Company has not cured such actions within thirty (30) days after the Company’s receipt of such written notice.

(e) Voluntarily Without Good Reason. The Executive may terminate his employment hereunder at any time without Good Reason upon thirty (30) days’ prior written notice.

(f) Notice of Termination. Any termination by the Company for Cause or without Cause, or by the Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(h) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder, provided that the Company may not treat the Executive as terminated for Cause unless the notice of termination cites any applicable Cause event and gives the Executive the opportunity to cure (subject to the terms of the Cause definition).

(g) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, without Cause or by reason of Disability, or by the Executive for Good Reason or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 3(e), as the case may be and (ii) if the Executive’s employment is terminated by reason of death, the date of death.

(h) No Mitigation. No Offset. The Executive shall have no obligation to mitigate any amounts due hereunder and the amount due hereunder shall not be offset by amounts earned from future employers.

Section 4.	Obligations of the Company upon Termination.

(a) With Good Reason; Other Than for Cause. If during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or the Executive shall terminate his employment for Good Reason, then the Company will provide the Executive with the following severance payments and/or benefits:

(i) The Company shall pay to the Executive (x) in a lump sum (1) the Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) any accrued but unused vacation, and (3) any incurred but unreimbursed expenses; (y) when bonuses are otherwise paid in accordance with the Bonus Plan, to the extent not previously paid, the Bonus earned for any year prior to the year in which the Date of Termination occurs, to the extent that the Executive is employed on the last day of the applicable performance period and such Bonus shall be paid in accordance with the terms of the Plan; and (z) any amounts due under any benefit plan, program or practice or any payroll practice (the “Accrued Obligations”);

(ii) Starting as of the next applicable Company payroll date after the Date of Termination (provided that the Executive has complied with Section 4(f) of this Agreement), the Company will pay the Executive a monthly amount equal to his Annual Base Salary, divided by 12, until the earlier of (A) the end of the 18th month following the Date of Termination, and (B) the date, if any, as provided under Section 7, the Executive violates the terms of this Agreement (such period, the “Severance Period”);

(iii) The Company will pay the Executive a prorated Bonus for the year in which termination occurs, based on actual performance for such year and the relative period of the year during which Executive was employed, the amount of which prorated Bonus, if any, shall be determined and paid within the first 75 days of the year immediately following the end of the year to which such Bonus relates and in accordance with the terms of the plan (the “Final Year Pro-Rata Bonus”); and

(iv) During the Severance Period, the Company shall continue health and welfare benefits (excluding long-term disability coverage) to the Executive and, where applicable, the Executive’s dependents on the same terms that would have been provided to them had the Executive continued employment with the Company in accordance with the health and welfare benefits provided pursuant to Section 2(c)(iii) of this Employment Agreement; provided, however, that, in the event the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under any employer provided plan, the health and other welfare benefits described herein shall not be provided by the Company during such applicable period of eligibility (the “Health Benefits”).

Notwithstanding the foregoing provisions of this Section 4(a), in the event that the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (with such classification to be determined in accordance with the methodology established by the applicable employer (or, if none, the default method) (a “Specified Employee”), cash severance amounts that would otherwise be payable under Section 4(a)(ii) during the six-month period immediately following the Date of Termination shall instead be paid on the earlier of (x) the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code and (y) Executive’s death (the “409A Payment Date”).

(b) Death or Disability. If the Executive’s employment shall be terminated by reason of the Executive’s death or Disability, then the Company shall pay the Executive or his legal representatives within 30 days following such termination (A) the Accrued Obligations, (B) within thirty (30) days following such termination, a lump sum payment equal to the Executive’s Annual Base Salary, (C) the Final Year Pro-Rata Bonus, and (D) the Health Benefits. Thereafter, the Company shall have no further obligation to the Executive under this Agreement other than the obligation to indemnify the Executive and, if and where applicable, to provide directors and officers liability insurance pursuant to Section 9 and the obligation to purchase the Purchased Shares pursuant to Section 4(e). Notwithstanding the foregoing provisions of this Section 4(b), if the Executive’s termination is due to Disability, in the event that the Executive is a Specified Employee, amounts to be paid under Section 4(b)(B) shall be paid to the Executive on the 409A Payment Date.

(c) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive without Good Reason, then the Company shall have no further payment obligations to Executive other than for payment of the Accrued Obligations. Thereafter, the Company shall have no further obligation to the Executive, other than the obligation to indemnify the Executive and, if and where applicable, to provide directors and officers liability insurance pursuant to Section 9, provided, however, that the Company shall have no obligation to indemnify the Executive or to cover the Executive under any applicable directors and officers liability insurance policy for any act resulting in his Termination for Cause.

(d) Separation Agreement and General Release. The Company’s obligations to make payments under Sections 4(a) and 4(b) (other than the Accrued Obligations) will be conditioned on the Executive or his legal representatives executing and delivering a separation agreement and general release of the Company and its subsidiaries and affiliated companies and their respective successors and assigns (and the officers and directors of such entities) in substantially the form annexed hereto as Exhibit D not later than the latest business day that is not more than two months after the end of the calendar year in which the Date of Termination occurs.

Section 5.	Nondisclosure and Nonuse of Confidential Information.

(a) The Executive shall not disclose or use at any time, either during the Employment Period or thereafter, any Confidential Information (as hereinafter defined) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is (i) directly related to the Executive’s performance in good faith of duties to the Company or (ii) required in order for the Executive to comply with legal process (other than any legal process initiated by the Executive, whether directly or indirectly), provided that the Executive provides prior written notice of such disclosure to the Company so that the Company may take reasonable and lawful actions to avoid and/or minimize the extent of such disclosure. The Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company upon the Date of Termination, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its affiliates which the Executive may then possess or have under his control. Notwithstanding the foregoing, the Executive may retain his rolodex and other address books containing only contact information.

(b) As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public (except for information known to the public because of the Executive’s violation of this Section 5) and that is used, developed or obtained by the Company (including its affiliates) in connection with its business, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning the Company’s (or such predecessors) (i) business or affairs, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c) As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company if and to the extent such Work Product results from any work performed for the Company, any use of the Company’s premises or property or any use of the Company’s Confidential Information by the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

Section 6.	Non-Solicitation; Non-Compete.

(a) During the period commencing on the Effective Date and ending on the second anniversary of the termination of the Executive’s employment for any reason (the “Restricted Period”), the Executive shall not directly or indirectly (i) except in the good faith performance of his duties to the Company, induce or attempt to induce any employee or independent contractor (other than independent contractors that provide services to ten or more clients and are not providing services specific to the commercial or operational nature of the Company or any of its subsidiaries, such as law firms, accounting firms, advertising agencies and investment bankers) of the Company or any of the Affiliated Entities to leave the Company or such Affiliated Entity, or in any way interfere with the relationship between the Company or any such Affiliated Entity, on the one hand, and any employee or independent contractor thereof, on the other hand, (ii) hire any person who was an employee or independent contractor of the Company or any Affiliated Entity until twelve (12) months after such individual’s relationship with the Company or such Affiliated Entity has been terminated or (iii) except in the good faith performance of his duties to the Company, induce or attempt to induce any customer (whether former or current), supplier, licensee or other business relation of the Company or any subsidiary of the Company to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or any subsidiary of the Company, on the other hand.

(b) The Executive acknowledges that, in the course of his employment with the Company and/or its Affiliated Entities and their predecessors, he has become familiar, or will become familiar, with the Company’s and its Affiliated Entities’ and their predecessors’ trade secrets and with other confidential information concerning the Company, its affiliates and their respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and its affiliates. Therefore, the Executive agrees that, during the Restricted Period, the Executive shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its Affiliated Entities is engaged on the Date of Termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which the Executive has been involved to any extent (other than de minimis) at any time during the two (2) year period ending with the Date of Termination, in any locale of any country in which the Company or any of its Affiliated Entities conducts business. Nothing herein shall prohibit the Executive from being a passive owner of not more than 4.9% of the outstanding equity interest in any entity which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

(c) For the avoidance of doubt, Section 6 of this Agreement shall apply to the Executive in lieu of Section 9 of the Securityholders Agreement.

Section 7.	Severance Payments Ceasing.

In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive violates (other than in an immaterial manner) the provisions of the foregoing Sections 5 or 6 and does not promptly cure such violation after written notice thereof from the Company (provided, that, in the event such violation is not curable, no written notice shall be required), any severance payments or Health Benefits then or thereafter due (but not overdue) from the Company to the Executive shall be terminated immediately and the Company’s obligation to pay or provide and the Executive’s right to receive or be provided such severance payments or Health Benefits shall terminate and be of no further force or effect, if and when determined by a court of competent jurisdiction that the Executive has so violated Sections 5 or 6 of this Agreement and, if applicable, not cured such violation after written notice, in each case without limiting or affecting the Executive’s obligations under such Sections 5 and 6 or the Company’s other rights and remedies available at law or equity.

Section 8.	Executive’s Representations, Warranties and Covenants.

(a) The Executive hereby represents and warrants to the Company that:

(1) The Executive has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by the Executive;

(2) The execution, delivery and performance of this Agreement by the Executive does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject;

(3) The Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person other than the Associate Confidentiality and Intellectual Property Agreement by and between the Executive and The Goodyear Tire & Rubber Company, dated as of August 9, 2000;

(4) Upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a legal, valid and binding obligation of the Executive, enforceable in accordance with its terms;

(5) The Executive understands that Apollo Management VI, LP (the “Investor”) and the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

(b) The Company hereby represents and warrants to the Executive that:

(1) The Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by the Company;

(2) The execution, delivery and performance of this Agreement by the Company does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject;

(3) Upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a legal, valid and binding obligation of the Company, enforceable in accordance with its terms; and

(4) The Company understands that the Executive will rely upon the accuracy and truth of the representations and warranties of the Company set forth herein and the Company consents to such reliance.

Section 9.	Indemnification.

The Company shall indemnify the Executive to the maximum extent permitted under the General Corporate Law of Delaware for acts taken within the scope of his employment and his service as an officer or director of the Company, Parent or any Affiliated Entity or as a fiduciary of the benefit plan of any of the foregoing. To the extent that the Company or any of the other aforesaid entities for which the Executive is performing services as either an officer or director obtains coverage under a director and officer indemnification policy, the Executive will be entitled to such coverage on a basis that is no less favorable than the coverage provided to any other officer or director of the Company or any of such other aforesaid entities.

Section 10.	General Provisions.

(a) Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Entire Agreement. This Agreement, the Securityholders Agreement, the Long-Term Incentive Plan, the Non-Qualified Stock Option Agreement and the Subscription Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral. For the avoidance of doubt, the Executive and the Company acknowledge that any provisions of any other agreement between the Executive and the Company or the Seller entered into prior to the Effective Date that are in contravention to the terms of this Agreement shall be of no further force and effect as of the Effective Date, except to the extent of any continuing payment obligations the Seller may have to the Executive.

(c) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d) Successors and Assigns.

(i) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(ii) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(e) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(f) Remedies. Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto (including, without limitation, the Investor and its affiliates) shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The Executive further acknowledges and agrees that (x) the Executive’s breach of the provisions of Sections 5 and 6 of this Agreement will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any judgment or verdict.

(g) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Executive and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(h) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

If to the Company, to:

Momentive Performance Materials Inc.

187 Danbury Road

Wilton, Connecticut 06897

Facsimile: (203) 761-1991

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Apollo Management, L.P.

9 West 57th Street

New York, New York 10019

Facsimile: (212) 515-3264

Attention: Stan Parker

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Facsimile: (212) 403-2269

Attention: Andrew J. Nussbaum, Esq.

If to the Executive, to the Executive’s address on the Company’s records.

(i) Section 409A. If any compensation or benefits provided by this Employment Agreement may result in the application of Section 409A of the Code, the Company shall modify this Employment Agreement in the least restrictive manner necessary in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and, in each case, without any material diminution in the value of the payments to the Executive.

(j) Withholding. The Company may withhold from any amounts payable or benefits to be provided to the Executive under this Employment Agreement or otherwise all Federal, state, city or other taxes and other amounts that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

(k) Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby indefinitely.

(l) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this

Agreement.

(m) Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(n) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(o) Legal Fees. The Company shall pay up to $25,000 for the reasonable legal fees and disbursements incurred by the Executive in negotiating this Agreement and related documents.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MOMENTIVE PERFORMANCE MATERIALS INC.

By:	/s/ Justin Stevens
	Name:	Justin Stevens
	Title:	Vice President and Secretary

JONATHAN RICH

Signature:	/s/ Jonathan Rich